UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2017

CSX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Virginia	1-08022	62-1051971
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (904) 359-3200

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 6, 2017, CSX Corporation (the “Company”) and MR Agent Advisor LLC (“Mantle Ridge”), on behalf of itself and its affiliated funds (such funds, together with Mantle Ridge, collectively, the “Mantle Ridge Group”) entered into a letter agreement (the “Letter Agreement”). The Mantle Ridge Group owns approximately 4.9% of the outstanding shares of common stock of the Company, par value $1.00 per share (the “Common Stock”).

The Letter Agreement provides that the Board of Directors of the Company (the “Board”) will accept Mr. Michael J. Ward’s resignation as Chief Executive Officer of the Company, and Mr. E. Hunter Harrison will be appointed as the Chief Executive Officer of the Company, effective immediately. Under the Letter Agreement, Mr. Ward will assume the title of consultant and retire from the Company as of May 31, 2017.

The Letter Agreement also provides for the appointments of Mr. Harrison, Paul C. Hilal, Dennis H. Reilley, Linda H. Riefler and John J. Zillmer (collectively, the “New Directors”) to the Board, effective immediately, and the subsequent nomination of the New Directors, together with incumbent directors Donna M. Alvarado, John B. Breaux, Pamela L. Carter, Steven T. Halverson, Edward J. Kelly, III, John D. McPherson, David M. Moffett and J. Steven Whisler, at each of the Company’s 2017 annual meeting of shareholders (the “2017 Annual Meeting”) and 2018 annual meeting of shareholders (the “2018 Annual Meeting”). Mr. Hilal is the managing member of Mantle Ridge GP LLC, which is the general partner of Mantle Ridge LP, which is the sole member of Mantle Ridge, and holds less than 1% economic interest in the funds of Mantle Ridge.

Pursuant to the Letter Agreement, if any of the New Directors is unable to serve as a member of the Board, the Mantle Ridge Group will have the right to have another individual appointed to the Board who is reasonably acceptable to the Governance Committee of the Board and who meets the director independence and other standards of The NASDAQ Stock Market LLC and the Securities and Exchange Commission, subject to certain other conditions. The Company has also agreed that until the conclusion of the 2018 Annual Meeting, the size of the Board will not be more than thirteen directors.

Under the Letter Agreement, the Company has agreed that Mr. Harrison will be appointed to the Executive Committee of the Board, Mr. Hilal will be appointed to the Compensation, Executive, Governance and Finance Committees of the Board, Mr. Reilley will be appointed to the Audit, Executive, Governance and Finance Committees of the Board, Ms. Riefler will be appointed to the Audit, Compensation and Public Affairs Committees of the Board and Mr. Zillmer will be appointed to the Compensation, Executive, Governance and Public Affairs Committees of the Board, in each case effective immediately.

Pursuant to the Letter Agreement, the Company will amend its Corporate Governance Guidelines to provide for the separation of the roles of Chief Executive Officer and Chairman of the Board, the existence of a non-executive Chairman of the Board and the addition of the role of Vice Chairman of the Board. The Letter Agreement also provides for the amendment of the Company’s Amended and Restated Bylaws (the “Bylaws”) to reflect such changes in the structure of the Board, provide that a director that has reached the retirement age of 75 years set forth in the Bylaws may continue to serve on the Board so long as he or she has not served more than five consecutive terms and provide that an amendment of the Bylaws will require a vote of two-thirds of the directors then in office.

The Letter Agreement provides that Mr. Kelly will be appointed as the Chairman of the Board and Mr. Hilal will be appointed as the Vice Chairman of the Board, in each case effective immediately, and that the Company will maintain such appointments until the conclusion of the 2018 Annual Meeting; provided that the Mantle Ridge Group will cause the resignation of Mr. Hilal from the Board in the event that the Mantle Ridge Group’s beneficial ownership of outstanding shares of Common Stock is less than 2.0% (the “Minimum Ownership Requirement”).

In addition, the Company has agreed to include in its proxy statement and proxy card relating to the 2017 Annual Meeting (which the Company has agreed will be held no later than June 15, 2017) a proposal concerning reimbursement arrangements with regard to certain compensation and benefits that Mr. Harrison had forfeited as a result of his separation from Canadian Pacific Railway Limited (the “Make-Whole Benefits”). The Company has also agreed to make a determination on whether it will assume the Make-Whole Benefits within 15 days of the 2017 Annual Meeting. If the Company determines to assume the Make-Whole Benefits, within five days of such determination, it will (i) pay $55,000,000 to Mantle Ridge and (ii) agree in writing with Mr. Harrison to pay Mr. Harrison $29,000,000 on or before March 15, 2018 and assume a tax indemnity.

The Mantle Ridge Group has agreed to cause all shares of Common Stock owned of record or beneficially by the Mantle Ridge Group to be voted in favor of all nominees of the Company in its proxy statement for the 2017 Annual Meeting.

Each of the Mantle Ridge Group and the Company have agreed, subject to certain exceptions including for factual statements, not to make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or disparages, the other party or any of its officers, directors, advisory board members or employees.

The Letter Agreement contains various other obligations and provisions applicable to the Company and the Mantle Ridge Group.

The obligations under the Letter Agreement will terminate upon the conclusion of the 2018 Annual Meeting, subject to certain specified obligations that will terminate at a later date; provided that the Mantle Ridge Group’s right to replace the New Directors will terminate upon the Mantle Ridge Group ceasing to satisfy the Minimum Ownership Requirement.

The above summary is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. In connection with the appointment of the New Directors to the Board, the New Directors (other than Mr. Harrison) became eligible to participate in the Company’s non-employee director compensation program, including receiving annual grants of shares of Common Stock with the number of such shares determined based on the average closing price of the Company’s shares during December of 2016 and January and February of 2017, pro-rated to reflect their appointment to the Board in March of 2017.

On March 6, 2017, Mr. Ward resigned from his positions as the Chief Executive Officer of the Company and a director of the Company, effective immediately, and Timothy T. O’Toole resigned from his position as a director of the Company, effective immediately. There are no disagreements between either Mr. Ward or Mr. O’Toole and the Company relating to matters concerning the Company’s operations, policies or practices.

On March 6, 2017, Clarence W. Gooden resigned from his position as Vice Chairman of the Company, effective immediately.

On March 6, 2017, Mr. Harrison, age 72, was appointed as Chief Executive Officer of the Company and a director of the Company, effective immediately. There are no family relationships between Mr. Harrison and any director or executive officer of the Company. Mr. Harrison served as the President and Chief Executive Officer of Canadian Pacific Railway Limited and Canadian Pacific Railway Company (“CP”), a provider of rail and intermodal freight transportation services, from 2012 to January 2017 during which time he was also a member of the board of directors of CP. CP is not a parent, subsidiary or other affiliate of the Company. In addition, Mr. Harrison served on the board of directors of Foresight Energy LP, whose business is to mine and market coal from reserves and operations located exclusively in the Illinois Basin, from 2014 to 2015. Mr. Harrison is a party to a consulting agreement with Mantle Ridge pursuant to which Mr. Harrison agreed to, among other things, serve as a Board nominee.

In connection with Mr. Harrison's appointment as Chief Executive Officer, the Company has entered into a four-year employment agreement with Mr. Harrison providing Mr. Harrison with an annual base salary of $2,200,000 and an annual target bonus opportunity of $2,800,000, with a guaranteed 2017 bonus no less than the target bonus opportunity. If Mr. Harrison’s employment is terminated by the Company without cause or by Mr. Harrison for good reason or due to the Company’s failure to assume the Make-Whole Benefits he will be entitled to severance equal to his base salary and target annual bonus, a pro rata bonus for the year of termination and specified medical benefit continuation rights. If the termination occurs in connection with, or within two years following, a future change in control of the Company, the severance will be 2.99 times Mr. Harrison’s base salary and target annual bonus. If, as a result of the Company’s business activities, Mr. Harrison is subject to any claims by CP under Mr. Harrison’s non-competition agreement with CP, the Company will indemnify Mr. Harrison.

Mr. Harrison has been granted an option to purchase 9,000,000 shares of Common Stock at $49.79 (the closing price as of his hire date) with a ten-year term. This option will vest in equal annual installments over his four-year employment term. Half of the option will vest based on continued service and half will vest based on achievement of performance targets. If Mr. Harrison’s employment is terminated by the Company without cause or by Mr. Harrison for good reason, the option will be eligible to vest in full, subject to achievement of the applicable performance targets in the case of the performance-vesting portion of the option award. In other termination scenarios the option will be subject to partial vesting. In the event of a termination for cause, the option will be forfeited in full.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 6, 2017, the Board approved amendments to the Bylaws, effective immediately, to:

•	reflect the separation of the roles of Chief Executive Officer of the Company and Chairman of the Board and the addition of the role of Vice Chairman of the Board;

•	provide that a director shall be eligible for reelection to the Board even if he or she shall have reached the age of 75 years at the time of such reelection, if the reelection will not result in such director serving more than five consecutive terms; and

•	provide that the Bylaws may be amended by the Board only by the vote of at least two-thirds of the directors then in office instead of by the vote of a majority of the directors present.

The above summary is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 8.01.	Other Events.

On March 6, 2017, the Company issued a press release regarding certain of the matters described under Item 1.01 of this Current Report on Form 8-K and the cancellation of the previously convened special meeting of shareholders. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Forward-Looking Statements

This information and other statements by CSX may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and CSX undertakes no obligation to update or revise any forward-looking statement. If CSX updates any forward-looking statement, no inference should be drawn that CSX will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) CSX’s success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting CSX; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

CSX Corporation (“CSX”) will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the annual meeting of shareholders. CSX SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

CSX, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from CSX shareholders in connection with the matters to be considered at the annual meeting, or any adjournment or postponement thereof. Information about certain CSX directors and executive officers, and their direct and indirect interests in CSX, is available in CSX’s proxy statement, filed March 28, 2016 for its 2016 Annual Meeting. To the extent holdings of CSX’s securities by such directors or executive officers have changed since the amounts included in the 2016 proxy statement, such changes have been or will be reflected on reports filed with the SEC in accordance with the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. Additional information regarding directors and executive officers appointed since March 28, 2016 and the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the annual meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to any proxy statement and other documents filed by CSX with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at CSX’s website at www.csx.com or by contacting CSX Investor Relations at (904) 359-4812.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Bylaws, effective as of March 6, 2017.

10.1	Letter Agreement, dated as of March 6, 2017, between CSX Corporation and MR Argent Advisor LLC.

99.1	Press Release, dated March 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: March 7, 2017

CSX CORPORATION

By:	/s/ Ellen M. Fitzsimmons
Name:	Ellen M. Fitzsimmons
Title:	Executive Vice President, Law and Public Affairs, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Title

3.1	Amended and Restated Bylaws, effective as of March 6, 2017.

10.1	Letter Agreement, dated as of March 6, 2017, between CSX Corporation and MR Argent Advisor LLC.
99.1	Press Release, dated March 6, 2017.